Exhibit 99.2

United Refining Company’s Guidance for Fiscal Fourth Quarter 2004 Compares

Favorably to Fiscal Fourth Quarter 2003

WARREN, PENNSYLVANIA, July 22, 2004 – Based on United Refining Company’s performance through July 19, 2004, its expectation of continued strong fuel demand in 2004 and the above average refining margins predicted by industry analysts over at least the next 6-12 months, the Company believes it can achieve sales between $400 and $450 million and a corresponding earnings before interest, taxes depreciation and amortization (EBITDA)(1) between $20 and $25 million during its fiscal fourth quarter which ends August 31, 2004. This compares favorably with sales and EBITDA of $354.5 million and $8.7 million, respectively, during the Company’s fourth quarter of fiscal year 2003.

EBITDA represents net income (loss), excluding gains on early extinguishment of debt as per the Indenture, plus interest expense, taxes, depreciation and amortization. EBITDA should not be considered in isolation from, or as a substitute for, net income, cash flow from operations or other cash flow statement data prepared in accordance with generally accepted accounting principles of the United States (“GAAP”) measure of a company’s profitability or liquidity. The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of its debt agreements. The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

(1) EBITDA Reconciliation:

UNITED REFINING COMPANY

(dollars in thousands)

	Three Months Ended August 31, 2003 (Actual)	Estimated Three Months Ended August 31, 2004 (Estimated Range)
Net Income	$93	$6,277	$9,267
Interest Expense	5,451	5,471	5,471
Income Tax Expense	56	4,220	6,230
Depreciation	2,308	3,214	3,214
Amortization	790	818	818

EBITDA	$8,698	$20,000	$25,000

The Company has based its estimates for the EBITDA it believes it can achieve for its fiscal fourth quarter ending August 31, 2004 on the assumptions that its net income for the period will be between $6.3 million and $9.3 million, its interest expense for the period will be approximately $5.5 million, its income tax expense for the period will be between $4.2 million and $6.2 million, its depreciation for the period will be approximately $3.2 million and its amortization for the period will be approximately $0.8 million.

This release contains “forward-looking statements,” as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. The Company uses words such as “expected,” “will,” “intends,” “expectation,” “continued,” “predicted,” “can,” “believes,” “may” and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause the Company’s actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. The following are some of the important factors that could cause the Company’s actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

•	repayment of debt;

•	general economic, business and market conditions;

•	risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in its markets;

•	the demand for and supply of crude oil and refined products;

•	the spread between market prices for refined products and market prices for crude oil;

•	the possibility of inefficiencies or shutdowns in refinery operations or pipelines;

•	the availability and cost of financing to it;

•	environmental, tax and tobacco legislation or regulation;

•	volatility of gasoline prices, margins and supplies;

•	merchandising margins;

•	labor costs;

•	level of capital expenditures;

•	customer traffic;

•	weather conditions;

•	acts of terrorism and war;

•	business strategies;

•	expansion and growth of operations;

•	future projects and investments;

•	future exposure to currency devaluations or exchange rate fluctuations;

•	expected outcomes of legal and administrative proceedings and their expected effects on its financial position, results of operations and cash flows;

•	future operating results and financial condition; and

•	the effectiveness of its disclosure controls and procedures and internal control over financial reporting.

United Refining Company is the leading integrated refiner and marketer of petroleum products in its primary market area, which encompasses western New York and northwestern Pennsylvania. The Company owns and operates a medium complexity 65,000 bpd petroleum refinery in Warren, PA where it produces a variety of products, including various grades of gasoline, diesel fuel, kerosene, No. 2 heating oil and asphalt. United markets its refinery products and merchandise through 371 Company-operated retail stations. The Company also sells gasoline, distillates and asphalt on a wholesale basis. The Company’s Internet address is www.urc.com.

CONTACT: James E. Murphy, Vice President and Chief Financial Officer

Phone:         (814) 726-4674

Web site: http://www.urc.com